Exhibit 10.2

PROCERA NETWORKS, INC.

RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

CHARLES CONSTANTI

This RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between Charles Constanti (“Executive”) and Procera Networks, Inc., a Nevada corporation (the “Company”), is effective as of the last date signed by the Parties (the “Effective Date”). This Agreement amends and restates that certain Executive Employment Agreement, entered into on April 27, 2009, by and between Executive and the Company (the “Prior Agreement”). The Company and Executive may be referred to herein collectively as the “Parties,” or individually as a “Party.”

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

WHEREAS, Executive wishes to continue to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits; and

WHEREAS, the Parties wish to amend and restate the Prior Agreement to reflect the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to terms and conditions set forth herein, the Company agrees to continue to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such continued employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s then current title, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”). Executive shall report to the Board. Executive’s primary office location shall be a location mutually acceptable to both Executive and the Company. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION; EXPENSES.

2.1 Salary. For services to be rendered hereunder, Executive shall receive an initial annual salary of $250,000; provided that, effective as of January 1, 2013 and subject to Executive’s continued employment with the Company, Executive’s annual salary shall be increased to $260,000. Executive’s base salary shall be subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule. Executive’s base salary shall be reviewed annually and may be increased as approved by the Board in its sole discretion. Executive’s base salary, as in effect from time to time, shall be referred to in this Agreement as the “Base Salary.”

2.2 Annual Bonus. Executive will be eligible for an annual discretionary target bonus of sixty percent (60%) of the Base Salary for the year for which the bonus relates (the “Annual Bonus”). The Annual Bonus shall be based on a set of objectives mutually agreed to by Executive and the Board (or the compensation committee thereof) within the first thirty days of each fiscal year. The amount of the Annual Bonus paid to Executive shall be determined by the Board (or the compensation committee thereof) based upon a good faith, objective determination of Executive’s achievement of the previously agreed to objectives, after the review by the Board (or the compensation committee thereof) of the completed audit of the Company’s financial statements for, and as of the end of, the Company’s immediately preceding fiscal year (each, an “Audit”). Except as otherwise provided in Section 6.2(b) or Section 6.4 of this Agreement, in order to receive an Annual Bonus, Executive must remain in continuous employment with the Company through the last day of the fiscal year for which such Annual Bonus relates. Any Annual Bonus that has been earned in accordance with this Section 2.2 shall be paid to Executive by Company by no later than ten (10) business days after completion of the Audit for the fiscal year for which such Annual Bonus relates.

2.3 Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs, including equity award programs, for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its executive officers generally. All equity awards shall be subject to approval by the Board (or the compensation committee thereof) and the terms and conditions of the applicable equity award agreement and the Company’s applicable equity-based incentive compensation plan.

2.4 Business Expenses. Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3. VACATION. Executive will be entitled to paid vacation on a basis that is at least as favorable as that provided to other similarly-situated executives of the Company.

4. CONFIDENTIAL INFORMATION OBLIGATIONS.

4.1 Confidential Information Agreement. As a condition of Executive’s continued employment with the Company, Executive agrees to continue to abide by that certain Employee Confidential Information and Inventions Assignment Agreement, dated as of May 5, 2009, by and between Executive and the Company (as may be amended or restated from time to time, the “Information and Inventions Assignment Agreement”).

4.2 Third Party Agreements and Information. Executive represents and warrants that Executive’s continued employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

5. OUTSIDE ACTIVITIES DURING EMPLOYMENT.

5.1 Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

5.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

6. TERMINATION OF EMPLOYMENT.

6.1 At-Will Relationship. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

6.2 Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason (as defined below) (the date of such termination of employment, the “Separation Date”), and Executive executes and delivers the Separation Date Release of all claims set forth as EXHIBIT A attached hereto (subject to any modifications that may be required to effectuate such release based upon any changes in law, the “Release”) within the timeframe set forth therein and allows the Release to become effective, then the Company will provide Executive with the following severance benefits:

(a) Cash Severance. The Company shall pay Executive severance in an amount equal to (a) 1.6 multiplied by (b) the Base Salary in effect as of the Separation Date (the “Severance”). The Severance shall be paid in substantially equal installments on the Company’s regular payroll schedule (subject to standard deductions and withholdings) over the 12-month period immediately following the Separation Date (the “Severance Period”); provided, however, that no Severance payments will be paid to Executive prior to the effective date of the Release. On the first payroll date following the effective date of the Release, the Company will pay Executive the Severance payments that Executive would have received on or prior to such date in a lump sum under the original schedule but for the delay in effectiveness of the Release, with the balance of the Severance being paid as originally scheduled. Notwithstanding any contrary provision, if the 21-day release consideration period coupled with the 7-day revocation period begins in one calendar year and ends in another calendar year, no Severance payments will be paid until the second calendar year even if Executive executes the Release before the expiration the 21-day consideration period and the Release becomes irrevocable prior to the beginning of the second calendar year. Each payment made pursuant to this Section 6.2(a) is intended to be a separate payment (as defined in Treasury Regulations Section 1.409A-2(b)(2)) from any other payments made pursuant to this Section 6.2(a) for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).

(b) Prior Bonuses. Within thirty (30) days after the Separation Date, contingent upon completion of the Audit for such prior fiscal year, the Company shall pay Executive the full amount of any Annual Bonus for a prior fiscal year that has been earned in accordance with Section 2.2 of this Agreement, but not paid to Executive as of the Separation Date (each, a “Prior Bonus”). The Company shall also pay Executive the Annual Bonus that is earned in accordance with Section 2.2 of this Agreement for the fiscal year in which the Separation Date occurs, if any, multiplied by a fraction, the numerator of which is the number of days of Executive’s employment with the Company in such fiscal year and the denominator of which is 365, which Annual Bonus shall be paid to Executive on the later to occur of: (i) the effective date of the Release, and (ii) the date on which the Company pays annual bonuses to its employees generally for the immediately preceding fiscal year.

(c) Continued Health Insurance Coverage. During the Severance Period, the Company shall continue the benefits to Executive and/or Executive’s spouse and eligible dependents at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 1.3 of this Agreement (excluding any savings and/or retirement plans) if Executive’s employment had not been terminated; provided, however, that (a) Executive shall reimburse the Company for Executive’s “employee portion contribution” for such benefits during the Severance Period; and (b) if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan during the Severance Period, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If and to the extent such continuing benefit coverage is not permitted by the applicable plan or law, the Company shall reimburse expenses actually incurred by Executive during the Severance Period to obtain similar coverage but only to the extent Executive’s requested reimbursement does not exceed the premiums and other expenses, if any, the Company would pay to continue Executive’s coverage during such Severance Period under the Company’s medical plan in which Executive was enrolled as of the Separation Date.

(d) Accelerated Vesting After a Change in Control. In the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, in either case within twelve (12) months after a Change in Control (as defined below), then, notwithstanding the terms and conditions of any applicable equity award agreement to the contrary, the Company will accelerate the vesting of any outstanding equity awards then-held by Executive such that one hundred percent (100%) of the then-unvested shares subject to each such award shall become fully vested and exercisable as of the close of business on the Separation Date.

(e) Accelerated Vesting without a Change in Control. In the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, either prior to a Change in Control or more than 12 months after a Change in Control, then, notwithstanding the terms and conditions of any applicable equity award agreement to the contrary, the Company will accelerate the vesting of any outstanding equity awards then-held by Executive such that the then-unvested shares subject to each such award that would have vested at the end of the Severance Period (if Executive had remained in continuous employment with the Company through the full Severance Period) shall become fully vested and exercisable as of the close of business on the Separation Date; provided that, in the event that after giving effect to the 12-month acceleration set forth in this sentence, less than all of the then-unvested shares subject to an award would have vested (each, an “Unvested Award”), the Pro Rata Shares subject to such Unvested Award shall be deemed fully vested and exercisable as of the close of business on the Separation Date. The “Pro Rata Shares” with respect to an Unvested Award means (a) the total number of shares subject to the Unvested Award, multiplied by (b) the quotient obtained by dividing (i) the number of days between the end of the Severance Period and the vesting commencement date for such Unvested Award, by (ii) the total number of days (from the commencement of vesting) required for such Unvested Award to become fully vested assuming Executive remained in continuous employment with the Company.

6.3 Termination for Cause; Resignation Without Good Reason. Notwithstanding anything herein to the contrary, if the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation, except for accrued salary and accrued and unused vacation, through Executive’s last day of employment.

6.4 Termination Due to Death or Disability.

(a) Death. This Agreement and Executive’s employment with the Company shall terminate immediately upon Executive’s death and Executive’s estate shall not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation, except for (i) accrued salary and accrued and unused vacation, through Executive’s last day of employment, (ii) any Prior Bonus for a prior fiscal year that has been earned in accordance with Section 2.2 of this Agreement (paid in accordance with Section 2.2 of this Agreement), and (iii) the Annual Bonus that is earned in accordance with Section 2.2 of this Agreement for the fiscal year in which the Separation Date occurs, if any, multiplied by a fraction, the numerator of which is the number of days of Executive’s employment with the Company in such fiscal year and the denominator of which is 365, which Annual Bonus shall be paid to Executive on the date on which the Company pays annual bonuses to its employees generally for the immediately preceding fiscal year. Notwithstanding the foregoing and the terms and conditions of any applicable equity award agreement to the contrary, in the event that upon Executive’s death, less than all of the shares subject to an equity award held by Executive have vested, the Pro Rata Portion of such award shall be deemed fully vested and exercisable as of the close of business on the Separation Date. The “Pro Rata Portion” with respect to such award means (a) the total number of shares subject to such award, multiplied by (b) the quotient obtained by dividing (i) the number of days between the Separation Date and the vesting commencement date for such award, by (ii) the total number of days (from the commencement of vesting) required for such award to become fully vested assuming Executive remained in continuous employment with the Company.

(b) Disability. If Executive is incapacitated by accident, sickness or otherwise such that Executive is incapable of performing the services set forth in Section 1.1 herein for at least sixty (60) consecutive days or at least ninety (90) days within a period of one hundred and eighty (180) consecutive days, and such incapacity is certified by a qualified medical doctor, then this Agreement and Executive’s employment shall terminate. In such an event, Executive and/or Executive’s legal representatives shall not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation, except for (i) accrued salary and accrued and unused vacation, through Executive’s last day of employment, (ii) any Prior Bonus for a prior fiscal year that has been earned in accordance with Section 2.2 of this Agreement (paid in accordance with Section 2.2 of this Agreement), and (iii) the Annual Bonus that has been earned in accordance with Section 2.2 of this Agreement for the fiscal year in which the Separation Date occurs, if any, multiplied by a fraction, the numerator of which is the number of days of Executive’s employment with the Company in such fiscal year and the denominator of which is 365, which Annual Bonus shall be paid to Executive on the later to occur of: (a) the effective date of the Release (if Executive has the mental and physical capacity to execute the Release (as certified by a qualified medical doctor prior to the Separation Date)), and (b) the date on which the Company pays annual bonuses to its employees generally for the immediately preceding fiscal year. Notwithstanding the terms and conditions of any applicable equity award agreement to the contrary, in the event that Executive’s employment terminates as a result of Disability and, as of the Separation Date, less than all of the shares subject to an equity award held by Executive have vested, the Pro Rata Portion of such award shall be deemed fully vested and exercisable as of the close of business on the Separation Date.

6.5 Section 409A Compliance. The parties intend that the severance benefits provided under Section 6.2 of this Agreement (the “Severance”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (together with any state laws of similar effect, “Section 409A”) provided under Treasury

Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitutes “deferred compensation” under Section 409A, and if Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of separation of service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Severance in accordance with the payment schedule set forth above. It is intended that each payment made pursuant to Section 6.2 of this Agreement is a separate payment (as defined in Treasury Regulations Section 1.409A-2(b)(2)) from any other payments made pursuant to this Agreement for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4). To the extent not otherwise specified in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute a deferral of compensation subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

6.6 Limitation on Payments. In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the parachute payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6.6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 6.6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall further to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.6.

6.7 Definitions.

(a) For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i) Executive’s indictment or conviction of, or plea of guilty or no contest to, any felony or any crime involving dishonesty;

(ii) Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of any policy of the Company that causes or reasonably could cause harm to the Company);

(iii) Executive’s refusal to comply with any lawful directive of the Board;

(iv) Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Information and Inventions Assignment Agreement); or

(v) Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(b) For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the events listed below occurs without Executive’s consent; (x) Executive notifies the Company in writing, within thirty (30) days after the occurrence of such event that Executive intends to terminate his employment for Good Reason, and specifies the basis therefore; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (z) Executive resigns from the Company within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided, however, that (a) the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility, and (b) notwithstanding the provisions of clause (x) of Section 6.7(b) above, Executive shall have six months from the assignment to Executive of any new duties or responsibilities to determine if such assignment resulted in a material diminution of Executive’s authority, duties or responsibility;

(ii) a material reduction by the Company in the Base Salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii) a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles; or

(iv) any material breach by the Company of any material provision of this Agreement, including but not limited to Section 8.8.

(c) For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company; (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or (iii) all or substantially all of the Company’s assets are sold.

6.8 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 6.2(c), any amounts payable pursuant to this Section 6 shall not be reduced by compensation Executive earns on account of employment with another employer.

6.9 Resignation of All Other Positions. Upon termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

7. ARBITRATION.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal, state and local fair employment practices laws), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Alameda County or Santa Clara County, State of California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8. GENERAL PROVISIONS.

8.1 Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company’s payroll.

8.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

8.4 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5 Complete Agreement. This Agreement, together with the plans, agreements and policies referenced herein, the Information and Inventions Assignment Agreement and, contingent upon its effectiveness, the Release, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company. This Agreement amends and restates the Prior Agreement in its entirety, effective as of the Effective Date.

8.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement.

8.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably. The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

8.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of law principles.

8.10 Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

8.11 Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

8.12 Drafting. The Parties represent and acknowledge that they both have participated in the preparation and drafting of this Agreement and have each given their approval to all of the language contained in this Agreement, and it is expressly agreed and acknowledged that if either Party later claims that there is an ambiguity in the language of this Agreement, there shall be no presumption that such ambiguity be construed for or against either Party.

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IN WITNESS WHEREOF, the parties have executed this Agreement.

Procera Networks, Inc.

By:	/s/ James F. Brear
James F. Brear
President & Chief Executive Officer

Date:	December 3, 2012

Understood and Agreed:

Executive

By:	/s/ Charles Constanti
Charles Constanti

Date:	December 3, 2012

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed and delivered to the Company on or within 21 days after the Separation Date.)

In exchange for the severance benefits to be provided to me by Procera Networks, Inc. (the “Company”) pursuant to the terms of my Restated Executive Employment Agreement, dated as of December 3, 2012 (as may be amended or restated from time to time, the “Agreement”), I hereby provide the following General Release of Claims (the “Release”). I understand that, on the last date of my employment with the Company, the Company will pay me any accrued salary to which I am entitled by law, regardless of whether I sign this Release, but I am not entitled to any severance benefits unless I sign and return this Release to the Company and I allow it to become effective.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

I understand that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement to which I am a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law. In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department

of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing that: (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Board of Directors; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it provided that I do not revoke it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

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By:
	Charles Constanti	Date

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